Exhibit 5.2

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February 23, 2015

Phillips 66 Partners LP
3010 Briarpark Drive
Houston, Texas 77042

Re: Registration Statement No. 333-197797-$300,000,000 Aggregate Principal Amount of 2.646% Senior Notes due 2020; $500,000,000 Aggregate Principal Amount of 3.605% Senior Notes due 2025; and $300,000,000 Aggregate Principal Amount of 4.680% Senior Notes due 2045

Ladies and Gentlemen:
We have acted as special counsel to Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of $300,000,000 aggregate principal amount of the Partnership’s 2.646% Senior Notes due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of the Partnership’s 3.605% Senior Notes due 2025 (the “2025 Notes”), and $300,000,000 aggregate principal amount of the Partnership’s 4.680% Senior Notes due 2045 (the “2045 Notes” and, together with the 2020 Notes and the 2025 Notes, the “Notes”) under the Indenture (the “Base Indenture”) dated as of February 23, 2015, as supplemented by (i) that certain First Supplemental Indenture, dated as of February 23, 2015 (together with the Base Indenture, the “2020 Indenture”) setting forth the terms of the 2020 Notes, (ii) that certain Second Supplemental Indenture, dated as of February 23, 2015 (together with the Base Indenture, the “2025 Indenture”) setting forth the terms of the 2025 Notes and (iii) that certain Third Supplemental Indenture, dated as of February 23, 2015 (together with the Base Indenture, the “2045 Indenture” with any of the 2020 Indenture, the 2025 Indenture or the 2045 Indenture being referred to in the abstract as an “Indenture”) setting forth the terms of the 2045 Notes, in each case between the Partnership and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the

Securities and Exchange Commission (the “Commission”) on August 1, 2014 (Registration No. 333-197797) (the “Registration Statement”), a base prospectus dated August 1, 2014 included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated February 18, 2015 filed with the Commission pursuant to Rule 424(b) under the Act (the “Preliminary Prospectus”) and a prospectus supplement dated February 18, 2015 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when each series of Notes has been duly executed, issued, and authenticated in accordance with the terms of the applicable Indenture and delivered against payment therefor in the circumstances contemplated by the Prospectus and the underwriting agreement filed as an exhibit to the Partnership’s Current Report on Form 8-K, filed with the Commission on February 23, 2015, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership, and each series of Notes will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.
Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any indebtedness (including the 2025 Notes and the 2045 Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) provisions purporting to make a guarantor primarily liable rather than as a surety, (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (q) the severability, if invalid, of provisions to the foregoing effect.
With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on February 23, 2015 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP